EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.25 PER SHARE

Evansville, IN (March 04, 2008) — Escalade, Inc. (ESCA), announced that its Board of Directors authorized the payment of a twenty-five cent ($0.25) per share dividend payable March 21, 2008, to all shareholders of record on March 14, 2008.

The Board of Directors also increased the amount currently available to repurchase common stock to $3,000,000. The Company is authorized, at its discretion, to purchase shares on the open market and in private transactions.

Robert Keller, President and CEO, stated that “This represents a 14% increase over the $0.22 per share dividend paid last year and reflects the continued strong cash flow of the business. Management believes that 2008 profits will generate sufficient cash flows to pay dividends and meet operating capital requirements.”

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Robert Keller, President and CEO at 812/467-4449.

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties.  These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission.  Escalade’s future financial performance could differ materially from the expectations of management contained herein.  Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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